Exhibit 12

                                         FARMERS GROUP, INC.
                                          AND SUBSIDIARIES
                                      COMPUTATION OF THE RATIO
                                    OF EARNINGS TO FIXED CHARGES
                                        (Amounts in thousands)


                                                       Years ended December 31,
                                      1999          1998          1997          1996          1995
                                   ----------    ----------    ----------    ----------    ----------

Consolidated income before
 provision for taxes               $1,103,900    $  950,562    $1,002,106    $  863,143    $  763,493

Add:
  Portion of rents
   representative of interest           9,576         7,444         7,120         6,707         7,315
  Interest                             45,552        43,935        45,031        52,883        29,836
                                   ----------    ----------    ----------    ----------    ----------
Income, as adjusted                $1,159,028    $1,001,941    $1,054,057    $  922,733    $  800,644
                                   ==========    ==========    ==========    ==========    ==========

Fixed Charges:
  Portion of rents
   representative of interest      $    9,576    $    7,444    $    7,120    $    6,707    $    7,315
  Interest                             45,552        43,935        45,031        52,883        29,836
                                   ----------    ----------    ----------    ----------    ----------
Total fixed charges                $   55,128    $   51,379    $   52,151    $   59,590    $   37,151
                                   ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed
 charges:                               21.0 x        19.5 x        20.2 x        15.5 x        21.5 x
